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                           SULLIVAN & WORCESTER LLP
                            ONE POST OFFICE SQUARE
                          BOSTON, MASSACHUSETTS 02109
                                (617) 338-2800





                                                                  Boston
                                                                  April 11, 1997

Prudential Mutual Fund
   Management LLC
Three Gateway Center
Newark, N.J.  07102-4077

                         Re:  PRUDENTIAL ALLOCATION FUND
                              --------------------------

Ladies and Gentlemen:

     We have acted as local Massachusetts counsel to Prudential Allocation
Fund (formerly "Prudential FlexiFund" and initially "Prudential-Bache FlexiFund"), a trust with transferable shares under Massachusetts law (the "TRUST"), established pursuant to a Declaration of Trust dated February 23, 1987 (the "ORIGINAL DECLARATION"), which, as theretofore amended, amended and restated and supplemented, was restated in its entirety by an Amended and Restated Declaration of Trust dated August 16, 1994, and filed on September 15, 1994 (the Original Declaration, as so amended, and amended and restated, the "RESTATED DECLARATION"), and thereafter supplemented by an Amended and Restated Certificate of Designation dated July 19, 1995 and filed on July 20, 1995, and further supplemented by Amended Certificates of Designation dated February 12, 1996 and June 18, 1996 (the "CERTIFICATES OF DESIGNATION", and the Restated Declaration, as so supplemented, the "DECLARATION").

     You have requested our opinion as to certain questions of Massachusetts law relating to a proposed Agreement and Plan of Reorganization (the "AGREEMENT"), pursuant to which the assets of the Trust's Strategy Portfolio (the "ACQUIREE FUND", and the shares of beneficial interest, par value $0.01 per share, of the Trust representing the beneficial interest therein, the "STRATEGY SERIES") will be transferred to its Balanced Portfolio (the "ACQUIROR FUND", the shares of beneficial interest, par value $0.01 per share, of the Trust representing the beneficial interest therein, the "BALANCED SERIES", and the Acquiror Fund and the Acquiree Fund, collectively, the "FUNDS"), subject to the Acquiree Fund's liabilities, if any, and the Trust will issue to the holders of the Class A, Class B, Class C and Class Z shares of the Strategy Series the respective numbers of shares of the corresponding Classes of the Balanced Series called for by the Agreement (collectively, the "NEW SHARES"), and the Acquiree Fund will terminate (collectively, the "REORGANIZATION").

     For purposes of the opinions expressed herein, we have examined and considered (i) the Restated Declaration, (ii) the Certificates of Designation,
(iii) the Trust's bylaws, as amended to date, (iv) a proof of the Registration Statement on Form N-14 (the "REGISTRATION STATEMENT") being filed by the Trust with the United States Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended (the "SECURITIES ACT"), and the Investment Company Act of 1940, as amended, with respect to the New Shares and the Reorganization, (v) the Statement of Ad-
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Prudential Mutual Fund
   Management LLC                    - 2 -                        April 11, 1997

ditional Information included in or incorporated by reference into the Registration Statement (the "SAI"), (vi) the Prospectus and Proxy Statement forming part of the Registration Statement and relating to the special meeting of shareholders of the Acquiree Fund called to consider approving the Agreement (the "PROSPECTUS"), (vii) the form of the Agreement attached as Appendix A to the Prospectus, (viii) records of the actions of the Trustees of the Trust (together with their successors, as such, the "TRUSTEES") to organize the Trust, to establish each of the Funds, and to authorize the execution, delivery and performance of the Agreement and the issuance of the New Shares to the shareholders of the Acquiree Fund pursuant thereto, (ix) certificates of Trustees and officers of the Trust as to matters of fact (other than facts constituting conclusions of law as to which we are rendering opinions herein),
(x) certificates of public officials as to matters of fact relevant to their offices, and (xi) such other documents and instruments, certified or otherwise identified to our satisfaction, and such questions of law and fact, as we have considered necessary or appropriate for purposes of the opinions expressed herein. We have, with your approval, assumed without independent verification
(a) the genuineness of the signatures on, and the authenticity of, all documents furnished to us, (b) the conformity to the originals of documents submitted to us as copies, (c) the accuracy and completeness of the statements made in the certificates referred to above, (d) that the Agreement will be executed and delivered on behalf of each Fund by officers of the Trust, thereunto duly authorized, and (e) that the assets of the Acquiree Fund are ones which the Acquiror Fund is permitted by its investment policies and restrictions to hold.

     Based upon and subject to the foregoing, we hereby advise you that, in our opinion, under the laws of Massachusetts:

     1. The Trust has been duly organized and is validly existing as a trust with transferable shares of the type commonly called a Massachusetts business trust, and has all trust right, power and authority under the Declaration and the laws of Massachusetts, to the extent that such laws apply, to own its properties and to carry on its business as described in the Prospectus.

     2. The Acquiror Fund has been duly established in accordance with the terms of the Declaration as a separate portfolio of the Trust; and the Class A, Class B, Class C and Class Z shares of the Balanced Series represent the beneficial interests in the Acquiror Fund.

     3. The Trust is authorized to issue an unlimited number of Class A, Class B, Class C and Class Z shares of the Balanced Series, and no approval by the shareholders of the Acquiror Fund, or of the Trust, generally, of the issue of the New Shares or the other transactions comprising the Reorganization is required by Massachusetts law or by the Declaration.

     4. The execution, delivery and performance of the Agreement on behalf of the Balanced Fund and the issuance of the New Shares pursuant thereto have been duly authorized by vote of the Trustees, and when the New Shares have been issued in accordance with the Agreement, in consideration of the transfer to the Acquiror Fund of the assets, subject to liabilities, of the Acquiree Fund, the New Shares will be duly and validly authorized and issued Class A, Class B, Class C and Class Z shares, respectively, of the Balanced Series, will be fully paid, and will not assessable by the Acquiror Fund or by the Trust.

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Prudential Mutual Fund
   Management LLC                     - 3 -                       April 11, 1997

     With respect to the opinion stated in paragraph 4, above, we wish to point out that the shareholders of a Massachusetts business trust may under some circumstances be subject to assessment at the instance of creditors to pay the obligations of such trust in the event that its assets are insufficient for the purpose.

     This letter expresses our opinions as to the provisions of the Declaration and the laws of Massachusetts applying to business trusts generally, but does not extend to the federal securities laws, or to other Massachusetts or federal laws.

     We hereby consent to the filing of this letter with the SEC as an exhibit to the Registration Statement, but we do not thereby concede that we come within the class of persons whose consent is required under Section 7(a) of the Securities Act.

                                        Very truly yours,


                                        /s/ Sullivan & Worcester

                                        SULLIVAN & WORCESTER LLP